Exhibit 4.8

EXECUTION VERSION

GOLDMAN SACHS LENDING PARTNERS LLC

200 West Street

New York, New York 10282-2198

PERSONAL AND CONFIDENTIAL

March 2, 2014

McDermott International, Inc.

757 North Eldridge Parkway

Houston, TX 77079

Attention: Perry L. Elders

Senior Vice President and Chief Financial Officer

Commitment Letter

Ladies and Gentlemen:

Goldman Sachs Lending Partners LLC (“Goldman Sachs”) is pleased to confirm the arrangements under which it (i) is exclusively authorized by McDermott International, Inc. (the “Borrower” or “you”) to act as sole lead arranger, sole bookrunner and sole syndication agent in connection with, (ii) is exclusively authorized by the Borrower to act as administrative agent in connection with, and (iii) commits to provide, the Bridge Facility (as defined below), in each case on the terms set forth in this letter and the attached Annexes A, B and C hereto (collectively, this “Commitment Letter”) and subject solely to the conditions set forth in Section 2 hereof and the conditions set forth in Annex C hereto.

You have informed us that you desire to obtain $950 million in aggregate principal amount of senior secured debt financing, which may be comprised of (a) senior secured high yield debt securities (the “Notes”) pursuant to a Rule 144A “for life” offering (the “Notes Offering”) and/or (b) a senior secured term loan facility (the “Term Loans”), or, in the event the Notes, the Term Loans or other Permanent Debt (as defined in the Fee Letter) are unable to be issued or obtained on or prior to the Closing Date (as defined in Annex B), to obtain a senior secured bridge loan facility in an aggregate principal amount of $950 million, less the net proceeds (after deduction for associated fees, commission and expenses) from the consummation of any Financing or Vessel Sale (each as defined in Annex B) after the date hereof and on or prior to the Closing Date (the “Bridge Facility”), having the terms set forth on Annex B. The proceeds of the Bridge Facility, the Notes, the Term Loans and/or any Permanent Debt would be used (i) to prepay all loans, to cash collateralize all letters of credit and to pay all other amounts outstanding under the Credit Agreement dated as of May 3, 2010, among the Borrower, Crédit Agricole Corporate and Investment Bank, as administrative agent and collateral agent, and the other persons party thereto (as amended, restated, supplemented or otherwise modified, the “Revolving Credit Agreement”, and the revolving credit facility (including the letter of credit sub-facility) established thereunder, the “Revolving Facility”), (ii) to pay fees and expenses in connection with the Transactions and (iii) to provide for the ongoing working capital requirements and general corporate purposes (including, without limitation, capital expenditures and investments) of the Borrower and its subsidiaries. The transactions contemplated by this Commitment Letter or the Fee Letter (including the use of proceeds of the Bridge Loans) are referred to herein as the “Transactions”. For the avoidance of doubt, the term “Transaction” does not include any amendment (including an amendment and restatement) of the Revolving Credit Agreement or any replacement of the Revolving Facility with a new revolving credit facility (each a “Revolving Credit Restructuring”).

1. Commitments; Titles and Roles.

Goldman Sachs is pleased to confirm its agreement to act, and you hereby appoint Goldman Sachs to act, as sole lead arranger, sole bookrunner and sole syndication agent in connection with the Bridge Facility. Goldman Sachs is pleased to confirm its agreement to act, and you hereby appoint Goldman Sachs to act, as administrative agent (the “Administrative Agent”) for the Bridge Facility. Goldman Sachs is pleased to commit to provide the Borrower the full $950 million of the Bridge Facility, in each case on the terms contained in this Commitment Letter and the Fee Letter (referred to below). Our fees for our commitment and for services related to the Bridge Facility are set forth in a separate fee letter (the “Fee Letter”) entered into by the Borrower and Goldman Sachs on the date hereof.

2. Conditions Precedent.

Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter or the Letter Agreement (as defined below), Goldman Sachs’ commitments and agreements are subject solely to the conditions set forth in Annex C and to (a) since December 31, 2013, there having been no material and adverse fact, circumstance, event or development (or series of related facts, circumstances, events or developments) (other than the Disclosed Matters and the Excluded Matters (each as defined below)) that would reasonably be expected to negatively impact the Borrower’s operating income or Cash Flow (as defined below) for any period of four consecutive calendar quarters commencing on or after the date of this Commitment Letter and ending on or prior to December 31, 2015, by more than $80 million (in the case of operating income) or $120 million (in the case of Cash Flow), as applicable, in the aggregate, as compared to the Borrower’s operating income or Cash Flow, as applicable, set forth in the Financial Projections (as defined below) for such period of four consecutive calendar quarters (in each case, after giving effect to any offsetting positive facts, circumstances, events or developments that are not reflected in the Financial Projections and that would reasonably be expected to positively impact the Borrower’s operating income or Cash Flow for such period of four consecutive calendar quarters), (b) the execution and delivery of appropriate definitive loan documents relating to the Bridge Facility including, without limitation, a bridge loan agreement, guarantees, security agreements, pledge agreements and marine vessel mortgages (collectively, the “Loan Documents”) that are substantially consistent with the terms set forth in this Commitment Letter and are otherwise reasonably acceptable to Goldman Sachs and you and (c) the Borrower having engaged one or more investment and/or commercial banks satisfactory to Goldman Sachs (collectively, the “Financial Institution”) pursuant to an engagement letter of even date herewith (the “Engagement Letter”), on terms and conditions satisfactory to Goldman Sachs, as required under the terms of, and for the purposes set forth in, the Fee Letter.

For purposes of clause (a) of the immediately preceding paragraph, (a) operating income and Cash Flow shall be calculated in a manner consistent with the calculation thereof in the Financial Projections, (b) “Cash Flow” means, for any period, (i) cash flow from operations, minus (ii) capital expenditures, in each case, for such period, (c) “Disclosed Matters” means any fact, circumstance, event or development to the extent specifically disclosed in the final draft of the Borrower’s annual report on Form 10-K for the fiscal year ended December 31, 2013, in the form delivered by the Borrower to Goldman Sachs or its representatives on the date of this Commitment Letter (the “Draft 10-K”), excluding information contained only in “risk factor” disclosures or forward-looking statement disclaimer disclosures, (d) “Excluded Matters” means any material and adverse fact, circumstance, event or development resulting from any change in the credit ratings of the Borrower or any of its subsidiaries (provided that the underlying cause for any such change (and any material and adverse fact, circumstance, event or development resulting therefrom) shall not be an Excluded Matter) and (e) “Financial Projections” means the financial projections of the Borrower and its subsidiaries for the 2014 and 2015 fiscal years delivered by the Borrower to Goldman Sachs on the date of this Commitment Letter.

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3. Syndication.

Goldman Sachs intends and reserves the right to syndicate the Bridge Facility to the Lenders (as defined in Annex B), and you acknowledge and agree that the commencement of syndication shall occur in the discretion of Goldman Sachs following consultation with you. No syndication of the Notes or the Term Loans (other than preliminary discussions with potential or prospective investors prior to the launch of general syndication of the Notes or the Term Loans) will commence prior to noon (New York City time) on March 31, 2014, unless the Borrower in its sole discretion notifies Goldman Sachs in writing that such syndication may be commenced prior to such time. Goldman Sachs will select the Lenders after consultation with the Borrower; provided that Goldman Sachs shall not syndicate the Bridge Facility to (x) any financial institution or other entity specified by the Borrower in writing to Goldman Sachs prior to the date of this Commitment Letter as a “Disqualified Lender” (and its affiliates reasonably identifiable by name) or (y) any entity that is a competitor or customer of the Borrower or its subsidiaries and that is specified by the Borrower in writing to Goldman Sachs prior to the date of this Commitment Letter as a “Disqualified Lender” (and its affiliates reasonably identifiable by name) (in the case of this clause (y), excluding any such affiliate that is a bona fide diversified debt fund (unless such person is otherwise specified as a “Disqualified Lender” pursuant to clause (x))) (collectively, the “Disqualified Lenders”); provided, that, upon reasonable notice to the Administrative Agent, the Borrower shall be permitted to supplement in writing the list of Disqualified Lenders for any entity that becomes a competitor or customer of the Borrower or its subsidiaries after the date hereof, which supplement shall become effective two days after delivery to the Administrative Agent, but which shall not apply retroactively to disqualify any entities that have previously acquired any Bridge Loans. Goldman Sachs will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to Goldman Sachs pursuant to the terms of this Commitment Letter and the Fee Letter. Goldman Sachs will determine the final commitment allocations and will notify the Borrower of such determinations. The Borrower agrees to use commercially reasonable efforts to ensure that Goldman Sachs’ syndication efforts benefit from the existing lending relationships of the Borrower and its subsidiaries. To facilitate an orderly and successful syndication of the Bridge Facility, the Notes, the Term Loans and/or any other Permanent Debt, you agree that, from the date of this Commitment Letter until the earlier of the termination of the syndication as determined by Goldman Sachs and 60 days following the Closing Date, the Borrower will not syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or any debt or equity security of the Borrower or any of its subsidiaries or affiliates (other than (a) the Bridge Facility, the Notes or the Term Loans, (b) borrowings under the Revolving Facility, (c) any separate vessel financing to fund the construction of the Deepwater Lay Vessel 2000 and (d) equity pursuant to employee stock or incentive plans or new employee inducement awards), including any renewals or refinancings of any existing debt facility or debt security, without the prior written consent of Goldman Sachs. Nothing in this Commitment Letter shall prevent the discussion, negotiation or marketing of any Revolving Credit Restructuring; provided that the Borrower shall cease any such discussion, negotiation or marketing upon the launch of general syndication of the Notes, the Term Loans or any Permanent Debt (which, for avoidance of doubt, may not commence prior to noon (New York City time) on March 31, 2014, unless the Borrower shall have consented thereto as provided above). Upon the request of Goldman Sachs, the Borrower shall provide reasonably detailed information relating to the status of any contemplated Revolving Credit Restructuring.

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The Borrower agrees to cooperate with Goldman Sachs in connection with the syndication of the Bridge Facility, including (i)(A) providing your assistance in the preparation of a customary “teaser” for the syndication of the Bridge Facility (including a customary authorization letter to Goldman Sachs) and, if requested by Goldman Sachs, the participation of senior management and representatives, with appropriate seniority and expertise, of the Borrower in one or more conference calls with prospective participants in the Bridge Facility, in each case not later than the date that is 10 days after the date of this Commitment Letter, and (B) if requested by Goldman Sachs, providing your assistance in the preparation of one or more information packages for the Bridge Facility regarding the business, operations, financial projections and prospects of the Borrower (collectively, the “Confidential Information Memorandum”) including, without limitation, all information relating to the Transactions prepared by or on behalf of the Borrower deemed reasonably necessary by Goldman Sachs to complete the syndication of the Bridge Facility, (ii) using commercially reasonable efforts to obtain (a) a public corporate family rating from Moody’s Investor Services, Inc. (“Moody’s”), (b) a public corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”)) (or the reaffirmation of the existing ratings) and (c) if requested by Goldman Sachs, a public credit rating for the Bridge Facility from each of Moody’s and S&P prior to the launch of general syndication, and (iii) if requested by Goldman Sachs, the presentation of a customary lender presentation for the Bridge Facility reasonably acceptable in format and content to Goldman Sachs (collectively, the “Lender Presentation”) in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Bridge Facility (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of the Borrower with prospective Lenders and participation of such persons in meetings); provided, however, that it is understood and agreed that, without limitation of any of the conditions set forth in Annex C, the Borrower shall not be required to disclose communications with counsel relating to any litigation or investigation, or the conduct thereof, to the extent that such disclosure would reasonably be expected to result in the waiver of the attorney-client privilege or work product protection applicable thereto. Subject to the condition precedent set forth in Section 5 of Annex C, neither the commencement nor the completion of the syndication of the Bridge Facility, nor the obtaining of the credit ratings described above, shall constitute a condition precedent to Goldman Sachs’ commitments hereunder or the funding of the Bridge Facility on the Closing Date.

The Borrower will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation and all other information, documentation or materials delivered by, or on behalf of, the Borrower to Goldman Sachs in connection therewith (collectively, the “Information”). The Borrower agrees that Information regarding the Bridge Facility and Information provided by the Borrower or its representatives to Goldman Sachs in connection with the Bridge Facility (including, without limitation, draft and execution versions of the Loan Documents, the Confidential Information Memorandum, the Lender Presentation and publicly filed financial statements) may be disseminated to potential Lenders and other persons through one or more secure internet sites (including an IntraLinks, SyndTrak or other secure electronic workspace (the “Platform”)) created for purposes of syndicating the Bridge Facility, in accordance with Goldman Sachs’ standard syndication practices, and you acknowledge that neither Goldman Sachs nor any of its affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform except to the extent that such damages have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of Goldman Sachs or such affiliate in performing the services that are the subject of this paragraph; provided that in no event will Goldman Sachs or any of its affiliates have any liability for any indirect, consequential, special or punitive damages.

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It is understood that in connection with your assistance described above, you will provide customary authorization letters to Goldman Sachs authorizing the distribution of the “teaser” for the syndication of the Bridge Facility, the Confidential Information Memorandum, the Lender Presentation and, if requested by Goldman Sachs, other Information to prospective Lenders. The Borrower acknowledges that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive Private-Side Information (as defined below)) (each, a “Public Lender”; and Lenders who are not Public Lenders being referred to herein as “Private Lenders”). At the request of Goldman Sachs, the Borrower agrees to assist Goldman Sachs in preparing an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders containing a representation to Goldman Sachs that such Confidential Information Memorandum or Lender Presentation, as applicable, does not contain Private-Side Information. “Private-Side Information” means material non-public information (for purposes of United States federal, state or other applicable securities laws) concerning the Borrower or its subsidiaries or any of their respective securities; and “Public-Side Information” means any information that is not Private-Side Information. The information to be included in the additional version of the Confidential Information Memorandum and the Lender Presentation will be substantially consistent with the information included in any offering memorandum for the offering for the Notes. In addition, upon the request of Goldman Sachs, the Borrower will clearly designate as such all Information provided to Goldman Sachs by or on behalf of the Borrower which contains exclusively Public-Side Information. The Borrower acknowledges and agrees that the following documents may be distributed to all Lenders (including Public Lenders) (provided that you have been given a reasonable opportunity to review such documents and comply with any applicable disclosure obligations): (a) drafts and final versions of the Loan Documents; (b) term sheets and notification of changes in the terms of the Bridge Facility and (c) administrative materials prepared by Goldman Sachs for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda).

4. Information.

The Borrower represents and warrants that (i) all written Information (other than financial projections (including the Financial Projections) and general economic or industry-related information) provided by the Borrower or any of its representatives on its behalf to Goldman Sachs or the Lenders in connection with the Transactions does not or, when provided, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (ii) the financial projections that have been or will be made available to Goldman Sachs or the Lenders by or on behalf of the Borrower have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to Goldman Sachs or the Lenders, it being understood and agreed that financial projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results may differ, and such differences may be material, from those expressed or implied in such projections, and no assurance can be given that any such projections will be realized. You agree that if at any time prior to the later of (i) the Closing Date and (ii) the termination of the syndication of the Bridge Facility as determined by Goldman Sachs, any of the representations in the preceding sentence would be incorrect in any material respect if such Information or financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances. In arranging and syndicating the Bridge Facility, we will be entitled to use and rely on the Information and the financial projections without responsibility for independent verification thereof. We will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Borrower or any other party or to advise or opine on any related solvency issues. The provisions of this Section 4 (and not the corresponding provisions of the Letter Agreement) apply to the Transactions.

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5. Indemnification and Related Matters.

In connection with arrangements such as this, it is our firm’s policy to receive indemnification. The Borrower agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter; provided that such indemnification provisions shall be superseded by the indemnification provisions of the Loan Documents, to the extent covered thereby, upon the execution thereof.

6. Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of Goldman Sachs (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of Goldman Sachs and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Until the termination of the syndication of the Bridge Facility, as determined by Goldman Sachs, Goldman Sachs may, in consultation with the Borrower, assign its commitments and agreements hereunder, in whole or in part, to its affiliates, additional arrangers or other Lenders; provided that Goldman Sachs shall not be relieved, released or novated from its commitments and agreements hereunder (including its obligation to fund the Bridge Facility on the Closing Date) in connection with any assignment, syndication or other transfer of its commitments and agreements hereunder to any affiliate or any Lender made prior to the Closing Date unless such assignment, syndication or other transfer was approved by you in writing in your sole discretion, and if such approval is granted, Goldman Sachs shall only be relieved, released or novated from its commitments and agreements hereunder to the extent of the portion of its commitments and agreements so assigned, syndicated or transferred. In addition, unless you agree in writing in your sole discretion, Goldman Sachs shall retain exclusive control over all rights and obligations with respect to its commitments and agreements with respect to the Bridge Facility, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Closing Date has occurred. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7. Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by Goldman Sachs in connection with this arrangement are exclusively for the information of the Borrower and may not be disclosed by you to any third party or circulated or referred to publicly without our prior written consent (not to be unreasonably withheld or delayed); provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions on a confidential basis to the Borrower’s officers, directors, agents and advisors (including the Borrower’s accountants and auditors) who need to know such information, (ii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof), (iii) the information contained in Annex B, in any prospectus or other offering memorandum relating to the Notes, (iii) the information contained in Annex B (and the contents of the Fee Letter as part of generic information included in projections, pro forma information and a generic disclosure of aggregate sources and uses) to Moody’s and S&P; provided that such information is supplied by Moody’s and S&P only on a confidential basis after consultation with Goldman Sachs, (iv) after your acceptance of this Commitment Letter and the Fee Letter, this Commitment Letter (but not the Fee Letter) and the contents hereof (but not the contents of the Fee Letter) in public filings with the SEC, (v) pursuant to the order of any court or administrative agency or in any pending legal or

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administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Borrower agrees to inform Goldman Sachs promptly in advance hereof to the extent not prohibited by law), (vi) upon the request or demand of any regulatory authority purporting to have jurisdiction over the Borrower or any of its subsidiaries (in which case the Borrower agrees to inform Goldman Sachs promptly in advance thereof to the extent not prohibited by law) and (vii) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter.

Goldman Sachs agrees that it will treat as confidential all information provided to it hereunder by or on behalf of the Borrower or any of its subsidiaries or affiliates; provided, however, that nothing herein will prevent Goldman Sachs from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority purporting to have jurisdiction over such person or any of its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by law, notify you promptly in advance thereof), (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, (d) to such person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the borrower or its obligations under the Bridge Facility, subject to the acknowledgment and acceptance by such recipients that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and Goldman Sachs, including, without limitation, as set forth in the Confidential Information Memorandum or other marketing materials) in accordance with Goldman Sachs’ standard syndication processes or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof), (f) to Moody’s and S&P; provided that such information is limited to Annex B and is supplied only on a confidential basis, (g) to market data collectors and service providers to Goldman Sachs in connection with the administration of the Bridge Facility; provided that such information is provided on a confidential basis and is limited to (x) the existence of this Commitment Letter and (y) information about the terms of the Bridge Facility, (h) received by such person on a non-confidential basis from a source (other than you or any of your affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (i) to the extent that such information was already in Goldman Sachs’ possession or (j) for purposes of establishing a “due diligence” defense. Goldman Sachs’ obligation under this provision shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date the definitive Loan Documents are entered into by Goldman Sachs, at which time any confidentiality undertaking in the definitive Loan Documents shall supersede this provision. For the avoidance of doubt, this provision, and not the provisions of the Confidentiality Agreement dated as of March 23, 2012, between Goldman, Sachs & Co. and the Borrower, shall govern Goldman Sachs’ confidentiality obligations with respect to information provided to it hereunder. The provisions of this Section 7 (and not the confidentiality provisions of the Letter Agreement) apply to the Transactions.

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8. Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, Goldman Sachs (together with its affiliates, “GS”) is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, GS and funds or other entities in which GS invests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, GS may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrower and/or other entities and persons which may (i) be involved in the Transactions or (ii) have other relationships with the Borrower or its affiliates. In addition, GS may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although GS in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, GS shall have no obligation to disclose such information, or the fact that GS is in possession of such information, to the Borrower or to use such information on the Borrower’s behalf.

Consistent with GS’s policies to hold in confidence the affairs of its customers, GS will not furnish confidential information obtained from you by virtue of the Transactions to any of its other customers. Furthermore, you acknowledge that neither GS nor any of its affiliates has an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

GS may have economic interests that conflict with those of the Borrower, its equity holders and/or its affiliates. You agree that GS will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between GS and the Borrower, its equity holders or its affiliates. You acknowledge and agree that the Transactions (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between GS, on the one hand, and the Borrower, on the other, and in connection therewith and with the process leading thereto, (i) GS has not assumed an advisory or fiduciary responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the Transactions (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether GS has advised, is currently advising or will advise the Borrower, its equity holders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) GS is acting solely as a principal and not as the agent or fiduciary of the Borrower, its management, equity holders, affiliates, creditors or any other person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the Transactions and the process leading thereto. The Borrower agrees that it will not claim that GS has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with the Transactions or the process leading thereto. In addition, Goldman Sachs may employ the services of its affiliates in

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providing services and/or performing its or their obligations hereunder and may exchange with such affiliates information concerning the Borrower and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to Goldman Sachs hereunder (subject to such affiliates’ compliance with the confidentiality provisions hereof, and provided that such information may only be used for purposes of evaluating the Transactions).

In addition, please note that GS does not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, the Borrower (and each employee, representative or other agent of the Borrower) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Bridge Facility and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the Transactions but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9. Miscellaneous.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter.

Goldman Sachs’ commitments and agreements hereunder will terminate (except for those that expressly survive such termination pursuant to the immediately succeeding paragraph) on the earlier of (a) the Expiration Date (unless the closing of the Bridge Facility, the Notes or the Term Loans, as applicable, subject solely to the conditions contained in Section 2 and in Annex C, has been consummated on or before such date in accordance with the terms of this Commitment Letter) and (b) the date on which the Borrower delivers a written termination notice to Goldman Sachs. In addition, Goldman Sachs’ commitment hereunder to provide and arrange the Bridge Facility will be reduced to the extent of the consummation of any Financing or Vessel Sale. The “Expiration Date” means (a) April 11, 2014 (the “Initial Expiration Date”) or (b) if the Borrower delivers a written extension notice to Goldman Sachs at any time on or prior to March 31, 2014, April 25, 2014.

The provisions set forth under Sections 3, 4, 5 (including Annex A), 7 and 8 hereof and this Section 9 hereof (other than any provision therein that is expressly superseded by the provisions of the Loan Documents upon the execution thereof) and the provisions of the Fee Letter will remain in full force and effect regardless of whether the Loan Documents are executed and delivered. The provisions set forth in the Fee Letter and under Sections 5 (including Annex A), 7 and 8 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or Goldman Sachs’ commitments and agreements hereunder.

The parties hereto, for themselves and their respective affiliates, agree that any suit or proceeding arising in respect of this Commitment Letter or Goldman Sachs’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the Borrower hereby submits to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either

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Goldman Sachs’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto. The parties hereto, for themselves and their affiliates, agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

Goldman Sachs hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) Goldman Sachs and each Lender may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors (as defined in Annex B), which information includes the name and address of the Borrower and each of the Guarantors and other information that will allow Goldman Sachs and each Lender to identify the Borrower and each of the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for Goldman Sachs and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Fee Letter and the letter agreement between Goldman, Sachs & Co. and the Borrower dated as of February 24, 2014 (as amended, restated, supplemented or otherwise modified, the “Letter Agreement”) are the only agreements that have been entered into among the parties hereto with respect to the Bridge Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Bridge Facility (it being understood that, except as expressly provided in Section 4 and Section 7 of this Commitment Letter, neither this Commitment Letter nor the Fee Letter amend, modify or supersede the Letter Agreement in any respect).

Please confirm that the foregoing is in accordance with your understanding by signing and returning to Goldman Sachs the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter, on or before 11:59 p.m. (New York City time) on March 2, 2014, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If this Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.

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We look forward to working with you on this transaction.

Very truly yours,

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Robert Ehudin
Authorized Signatory

ACCEPTED AND AGREED AS OF
THE DATE FIRST WRITTEN ABOVE

MCDERMOTT INTERNATIONAL, INC.

By:	/S/ Perry L. Elders
Name:	Perry L. Elders
Title:	Senior Vice President and Chief Financial Officer

ANNEX A

In the event that Goldman Sachs becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Borrower in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), the Borrower agrees to periodically reimburse Goldman Sachs for its reasonable outside (but not internal) legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Goldman Sachs, upon the Borrower’s request, will deliver reasonable back-up documentation for the expenses to be reimbursed pursuant to the preceding sentence, to the extent such documentation is customarily generated or obtained by Goldman Sachs. The Borrower also agrees to indemnify and hold Goldman Sachs harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by the Borrower, its equity holders or creditors or an Indemnified Person and whether or not any such Indemnified Person is otherwise a party thereto), without regard to the exclusive or contributory negligence of Goldman Sachs, except to the extent that such loss, claim, damage or liability (x) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of Goldman Sachs in performing the services that are the subject of the Letters or (y) arises out of or is in connection with any claim, litigation, loss or proceeding not involving an act or omission of you or any of your related parties and that is brought by an Indemnified Person against another Indemnified Person (other than against the Administrative Agent or the Arranger in their capacities as such). If for any reason the foregoing indemnification is unavailable to Goldman Sachs or insufficient to hold it harmless, then the Borrower will contribute to the amount paid or payable by Goldman Sachs as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Borrower and its affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) Goldman Sachs on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Borrower and its affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) Goldman Sachs with respect to such loss, claim, damage or liability and any other relevant equitable considerations; provided, that this sentence shall not apply with respect to any loss, claim, damage or liability to the extent that (i) a final, non-appealable judgment of a court of competent jurisdiction has found that such loss, claim, damage or liability resulted from the gross negligence, willful misconduct or bad faith of Goldman Sachs in performing the services that are the subject of this Indemnity Letter and (ii) a final, non-appealable judgment of a court of competent jurisdiction has found that the Borrower did not act with gross negligence, willful misconduct or bad faith with respect to the matters resulting in such loss, claim, damage or liability. The reimbursement, indemnity and contribution obligations of the Borrower under this paragraph will be in addition to any liability which the Borrower may otherwise have, will extend upon the same terms and conditions to any affiliate of Goldman Sachs and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of Goldman Sachs and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower, Goldman Sachs, any such affiliate and any such person. The Borrower also agrees that neither Goldman Sachs nor any of its affiliates, partners, members, directors, agents, employees or controlling persons will have any liability, based on its or their exclusive or contributory negligence or otherwise, to the Borrower or any person asserting claims on behalf of or in right of the Borrower or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except in the case of the Borrower to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnified Person in performing the services that are the subject of the Letters. In no event will any Indemnified Person, the Borrower or of any of its affiliates, partners, members, directors, agents, employees or controlling persons have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnified Person’s, the Borrower’s or such other persons’ activities related to the Letters; provided that nothing in this sentence shall be construed to limit the Borrower’s obligation to indemnify the Indemnified Persons for any such damages in connection with any investigation, litigation, claim or proceeding brought by any person. After receipt by Goldman Sachs or any other person or entity entitled to indemnification under this Annex A (each, an “Indemnified Person”) of notice of its involvement in any action or proceeding with respect to which indemnification, reimbursement or contribution may be sought hereunder, such person will promptly notify the Borrower in writing of such complaint or of the commencement of its involvement in such action or proceeding, but failure so to notify the Borrower will relieve the Borrower from any liability which the Borrower may have under this Annex A only if, and to the extent that, the Borrower has been materially and actually prejudiced thereby, and will not in any event relieve the Borrower from any other obligation or liability that it may have to any Indemnified Person other than under this Annex A. If the Borrower so elects, it will assume the defense of such action or proceeding with counsel reasonably satisfactory to the Indemnified Person. Upon assumption by the Borrower of the defense of any such action or proceeding, the Indemnified Person shall have the right to participate in such action or proceeding and to retain its own counsel but the Borrower shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Person in connection with the defense thereof unless (i) the Borrower has agreed to pay such fees and expenses, (ii) the Borrower shall have failed to employ counsel reasonably satisfactory to the Indemnified Person in a timely manner, or (iii) the Indemnified Person shall have been advised by counsel that there are actual or potential conflicts of interest between the Borrower and the Indemnified Person, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the Borrower; provided, however, that the Borrower shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons, including Goldman Sachs, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding. The Borrower shall not consent to the terms of any compromise or settlement of any action defended by the Borrower in accordance with the foregoing without the prior written consent of the Indemnified Person unless such compromise or settlement (i) includes an unconditional release of the Indemnified Person from all liability arising out of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

Annex A-2

ANNEX B

McDermott International, Inc.

Summary of the Bridge Facility

Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	McDermott International, Inc. (the “Borrower”).

Guarantors:	Each of the Borrower’s existing and subsequently acquired or organized wholly-owned subsidiaries (excluding Boudin Insurance Company (“BIC”), but including each subsidiary of the Borrower that guarantees (or would be required to guarantee) obligations under the Revolving Facility as in effect on the date of the Commitment Letter) (collectively, the “Guarantors” and, together with the Borrower, the “Loan Parties”), subject to customary exceptions to be mutually agreed upon (including due to legal or contractual restrictions or where the cost of obtaining a guarantee exceeds the benefits afforded to the Lenders thereby, in the reasonable judgment of the Administrative Agent in consultation with the Borrower), will guarantee (the “Guarantee”) all obligations under the Bridge Facility. For the avoidance of doubt, the Guarantors on the Closing Date will include the subsidiaries that own the Lay Vessel 108 and the Deepwater Lay Vessel 2000.

Purpose/Use of Proceeds:	The proceeds of the Bridge Facility, together with the proceeds of the Notes, the Term Loans and/or any other Permanent Debt received on or prior to the Closing Date, will be used (a) on the Closing Date, to prepay all loans, to cash collateralize all letters of credit and to pay all other amounts outstanding under the Revolving Credit Agreement, (b) on the Closing Date, to pay fees and expenses in connection with the Transactions and (c) after the Closing Date, to provide for the ongoing working capital requirements and general corporate purposes (including, without limitation, capital expenditures and investments) of the Borrower and its subsidiaries.

An aggregate amount of $400 million of the combined proceeds of the Bridge Facility, the Notes, the Term Loans and/or any other Permanent Debt shall be deposited into a deposit account held by a financial institution acceptable to the Administrative Agent that shall be subject to the control of the Administrative Agent (the “L/C Account”). The funds deposited in the L/C Account may only be used to cash collateralize letters of credit and bilateral credit arrangements of the Borrower and its subsidiaries.

All proceeds of the Bridge Facility, the Notes, the Term Loans and/or any Permanent Debt that are not (a) deposited into the L/C Account or (b) used on the Closing Date to (i) prepay loans or pay any other amounts outstanding under the Revolving Credit Agreement or (ii) pay fees and expenses in connection with the Transactions, shall be deposited into a deposit account held by a financial institution acceptable to the Administrative Agent that shall be subject to the control of the Administrative Agent (the “Loan Proceeds Account”). Funds deposited in the Loan Proceeds Account in an aggregate amount equal to the amount required to be paid by the applicable Loan Party in connection with the exercise of the North Ocean 102 Purchase Option shall be reserved for the exercise of the North Ocean 102 Purchase Option.

Sole Lead Arranger, Sole Bookrunner and Sole Syndication Agent:	Goldman Sachs Lending Partners LLC (“Goldman Sachs”, in its capacities as Sole Lead Arranger, Sole Bookrunner and Sole Syndication Agent, the “Arranger”).

Administrative Agent:	Goldman Sachs (in its capacity as Administrative Agent, the “Administrative Agent”).

Lenders:	Goldman Sachs and/or other financial institutions selected by Goldman Sachs (each, a “Lender” and, collectively, the “Lenders”).

Amount of Bridge Facility:	A senior secured bridge loan facility in an aggregate principal amount of $950 million, less the net proceeds from the consummation of any Financing or Vessel Sale after the date of the Commitment Letter and on or prior to the Closing Date (the “Bridge Facility”).

“Financing” means (a) any incurrence of debt for borrowed money (including the incurrence of the Notes, the Term Loans, any Permanent Debt or any other debt securities (including convertible debt securities) or bank or bridge loans) by the Borrower or any of its subsidiaries (other than (i) intercompany debt, (ii) borrowings under the Revolving Facility or (iii) any separate vessel financing to fund the construction of the Deepwater Lay Vessel 2000) or (b) any issuance of equity or equity-linked securities by the Borrower, other than issuances pursuant to employee stock or incentive plans or new employee inducement awards.

“Vessel Sale” means (a) any sale or other disposition of any marine vessels (or any interest therein) owned by the Borrower or any of its subsidiaries (other than any sale or other disposition of the DLB KP1) or (b) any issuance or sale of any equity interests of any subsidiary of the Borrower that owns a marine vessel (or any interest therein).

Availability:	One drawing may be made under the Bridge Facility on the Closing Date.

Maturity:	The Bridge Facility will mature on the 1-year anniversary of the Closing Date (the “Initial Maturity Date”); provided that, on the Initial Maturity Date, any loans under the Bridge Facility (the “Bridge Loans”) that have not been previously repaid in full will automatically be converted into Bridge Loans that will mature on the 5-year

Annex B-2

anniversary of the Closing Date. At any time and from time to time, on or after the first anniversary of the Closing Date, upon five business days’ prior written notice and in a minimum principal amount of at least $100.0 million in the aggregate principal amount of Exchange Notes, Bridge Loans may be exchanged (each such exchange, an “Exchange”), in whole or in part, at the option of the applicable Lender, for Senior Secured Exchange Notes (the “Exchange Notes”), in a principal amount equal to the principal amount of the Bridge Loans so exchanged and having the same maturity date as the Bridge Loans so exchanged. Each Exchange shall be made pursuant to surrender and issuance arrangements to be set forth in the Loan Documents and each holder of Bridge Loans requesting such an exchange shall be required to make customary representations and warranties in connection therewith, all in form and substance, reasonably satisfactory to the Administrative Agent and Borrower.

The Exchange Notes will be issued pursuant to an indenture (the “Indenture”) that will have the terms set forth on Exhibit 1 to this Annex B.

Closing Date:	The date on which the borrowing under the Bridge Facility is made (the “Closing Date”).

Interest Rate:	Until the earlier of (a) the first anniversary of the Closing Date and (b) the occurrence of a Demand Failure Event (as defined in the Fee Letter) (such earlier date, the “Conversion Date”), the Bridge Facility will bear interest at a floating rate, reset quarterly, as follows: (i) for the first three-month period commencing on the Closing Date, the Bridge Facility will bear interest at a rate per annum equal to the reserve adjusted Eurodollar Rate, plus 6.50% (collectively, the “LIBOR Rate”), and (ii) thereafter, interest on the Bridge Facility will be payable at a floating per annum rate equal to the following, reset at the beginning of each subsequent three-month period: the LIBOR Rate as of such reset date, plus the Spread. The “Spread” will initially be 50 basis points (commencing three months after the Closing Date) and will increase by an additional 50 basis points every three months thereafter. Notwithstanding the foregoing, at no time will the per annum interest rate on the Bridge Loans exceed the Total Cap (as defined in the Fee Letter) then in effect (plus default interest, if any).

From and after the Conversion Date, the Bridge Facility will bear interest at a fixed rate equal to the Total Cap (plus default interest, if any).

Prior to the Conversion Date, interest will be payable at the end of each interest period. Accrued Interest shall also be payable in arrears on the Conversion Date and on the date of any prepayment of the Bridge Facility. From and after the Conversion Date, interest will be payable quarterly in arrears and on the date of any prepayment of the Bridge Facility.

Annex B-3

As used herein, the term “reserve adjusted Eurodollar Rate” will have the meaning customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type, subject to a reserve adjusted Eurodollar Rate “floor” of 1.00%.

After the occurrence and during the continuance of any payment or bankruptcy Event of Default, overdue amounts shall bear interest at a rate equal to the rate then applicable thereto, or otherwise at a rate equal to the rate then applicable to Bridge Loans bearing interest by reference to the Base Rate, in each case plus an additional two percentage points (2.00%) per annum. Such default interest shall be payable on demand.

Mandatory Prepayment:	Prior to the Conversion Date, the net proceeds to the Borrower or any subsidiary of the Borrower from (a) any Financing and (b) any non-ordinary course sales or other dispositions of assets of the Borrower or any of its subsidiaries (including any equity interests of any subsidiary of the Borrower) (including, for the avoidance of doubt, all sales or other dispositions of marine vessels or equity interests of any entity that owns a marine vessel) or any receipt of insurance proceeds (subject to reinvestment rights within 365 days with respect to net proceeds of up to an aggregate amount to be mutually agreed upon), will be used to repay the Bridge Facility, in each case, at 100% of the principal amount of the Bridge Loans prepaid plus accrued interest to the date of prepayment; provided that in the case of an issuance of Permanent Debt to any Lender (or any of its affiliates) or any person to whom a Lender participated an interest in the Bridge Loans (or any of such participant’s affiliates) (such Lenders, participants and affiliates, “Specified Bridge Parties”), the net cash proceeds received by the Borrower and its subsidiaries in respect of such Permanent Debt acquired by such Specified Bridge Parties may, at the option of such Specified Bridge Party, be applied first to prepay the Bridge Loans of such Specified Bridge Party prior to being applied to prepay the Bridge Loans held by other Lenders on a pro rata basis.

From and after the Conversion Date, the mandatory prepayment provisions in the Loan Documents will be automatically amended to require that the Borrower prepay the outstanding Bridge Loans, on a pro rata basis, at par plus accrued interest to the date of prepayment with the proceeds of any non-ordinary course future sales or other dispositions of assets of the Borrower or any of its subsidiaries (including any equity interests of any subsidiary of the Borrower) (including, for the avoidance of doubt, all sales or other dispositions of marine vessels or equity interests of any entity that owns a marine vessel) or any receipt of insurance proceeds (subject to certain ordinary course exceptions and customary reinvestment rights within 365 days); provided that, each holder of Bridge Loans may elect to reject its pro rata share of such prepayment such holder is otherwise entitled to receive pursuant to this paragraph.

Annex B-4

Nothing in these mandatory prepayment provisions will restrict or prevent any holder of Bridge Loans from exchanging Bridge Loans for Exchange Notes on or after the first anniversary of the Closing Date.

Change of Control:	Upon the occurrence of a Change of Control (to be defined in the Loan Documents), the Borrower will be required to (a) prior to the Conversion Date, prepay, or (b) from and after the Conversion Date, make an offer to the holders of the Bridge Loans to prepay, in full all outstanding Bridge Loans at par plus accrued interest to the date of prepayment, plus with respect to any Bridge Loans so prepaid on or after the Conversion Date, a 1.0% prepayment premium.

Voluntary Prepayment:	Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time (except as provided below) without premium or penalty, upon three business days’ written notice, such prepayment to be made at par plus accrued interest.

The Borrower may not make any optional prepayment of Bridge Loans during the period commencing on the date of a Permanent Debt Notice (as defined in the Fee Letter) and ending upon the earliest of (a) the consummation of an issuance or incurrence of Permanent Debt in accordance with such Permanent Debt Notice, (b) the withdrawal or termination of such Permanent Debt Notice and (c) the first business day following the Conversion Date.

Security:	The Bridge Facility, each Guarantee, any interest rate, commodity and/or currency hedging obligations of any Loan Party owed to the Administrative Agent, the Arranger, any Lender or any affiliate of the Administrative Agent, the Arranger or any Lender (the “Hedging Obligations” and, together with the Bridge Facility and each Guarantee, the “Secured Obligations”) will be secured by first priority security interests in (a) all assets that constitute (or would be required to constitute) “Collateral” (as defined in the Revolving Credit Agreement as in effect on the date of the Commitment Letter), (b) all marine vessels acquired by the Loan Parties after the Closing Date (in the case of the Deepwater Lay Vessel 2000, until such time as such vessel secures separate vessel financing to fund the construction thereof), (c) the Intermac 600, (d) the L/C Account and the Loan Proceeds Account and (e) all other personal property (including, without limitation, receivables, inventory, equipment, cash, deposit accounts and securities accounts maintained in the United States of America with a minimum average balance to be mutually agreed upon, intellectual property, equity interests and debt instruments) of the Loan Parties (collectively, the “Collateral”), subject to permitted non-consensual liens and other customary exceptions to be mutually agreed upon (including due to legal or contractual restrictions or

Annex B-5

where the cost of obtaining a security interest in an asset exceeds the benefits afforded to the Lenders thereby, in the reasonable judgment of the Administrative Agent in consultation with the Borrower). The Loan Documents will require the Loan Parties to take such actions in the United States of America and in any other jurisdiction as the Administrative Agent may reasonably request in order to secure the Secured Obligations by first priority security interests in the Collateral. For the avoidance of doubt, the Collateral will include (i) the equity interests that are owned by the Loan Parties in the joint ventures that own the Derrick Barge 30, the North Ocean 102 and the North Ocean 105, (ii) 100% of the equity interests of the subsidiaries that own the Lay Vessel 108 and the Deepwater Lay Vessel 2000 and (iii) the loan made by the applicable Loan Party to the joint venture that owns the North Ocean 102 (which loan is secured by the North Ocean 102).

In addition, the Loan Documents will require the Loan Parties (a)(i) to exercise the purchase option to acquire 100% of the equity interests in the joint venture that owns the North Ocean 102 (the “North Ocean 102 Purchase Option”) and (ii) within a period to be mutually agreed upon following such acquisition, to secure the Secured Obligations by first priority security interests in the North Ocean 102 (which shall not be subject to any other liens securing debt for borrowed money) and (b)(i) to exercise the purchase option to acquire 100% of the equity interests in the joint venture that owns the North Ocean 105 (the “North Ocean 105 Purchase Option”) and (ii) within a period to be mutually agreed upon following such acquisition, to secure the Secured Obligations by first priority security interests in the North Ocean 105 (which shall not be subject to any other liens securing debt for borrowed money).

In addition, the Loan Documents will require the Loan Parties to (a) upon the completion of the construction thereof, secure the Secured Obligations by first priority security interests in the Lay Vessel 108 and, until such time as such vessel secures separate vessel financing to fund the construction thereof, the Deepwater Lay Vessel 2000 (in each case, which shall not be subject to any other liens securing debt for borrowed money) and (b) prior to the completion of the construction thereof, to use commercially reasonable efforts to cause the counterparties under the construction agreements relating to the Lay Vessel 108 and, until such time as such vessel secures separate vessel financing to fund the construction thereof, the Deepwater Lay Vessel 2000 to consent to the assignment of all of the rights of the Loan Parties under such agreements to the Administrative Agent, pursuant to consents to assignment reasonably satisfactory to the Administrative Agent.

Annex B-6

Representations and Warranties:	The bridge loan agreement for the Bridge Facility (the “Bridge Loan Agreement”) will contain only the following representations and warranties by the Borrower (with respect to the Borrower and its subsidiaries): due organization; requisite power and authority; qualification; equity interests and ownership; due authorization, execution, delivery and enforceability of the Loan Documents; no conflicts; governmental consents; historical and projected financial condition; no material adverse change; absence of material litigation; payment of taxes; title to properties; real property; marine vessels; insurance; intellectual property matters; environmental matters; no burdensome restrictions and no defaults under material agreements; Investment Company Act and margin stock matters; ERISA matters; labor matters; solvency; compliance with laws; full disclosure; and Patriot Act and other related matters, subject, in each case, exceptions and materiality thresholds to be mutually agreed upon.

Covenants:	The Bridge Loan Agreement will contain only the following affirmative and negative covenants by the Borrower (with respect to the Borrower and its subsidiaries):

• financial covenants:	none;

• affirmative covenants:	delivery of financial statements and other reports (including customary provisions relating to the identification of information as suitable for distribution to Public Lenders); maintenance of existence; conduct of business; payment of taxes and claims; maintenance of properties; maintenance of insurance; books and records; inspections; lender meetings; compliance with laws; environmental matters; additional collateral and guarantors; maintenance of corporate level and facility level ratings; after the Closing Date, compliance with the Commitment Letter, the Fee Letter and the Engagement Letter in all material respects; use of commercially reasonable efforts to refinance the Bridge Facility as promptly as practicable following the Closing Date; and further assurances, subject, in each case, to exceptions and baskets to be mutually agreed upon; and

• negative covenants:	limitations with respect to incurrence of other indebtedness; liens; negative pledges; restricted junior payments (e.g., no dividends, distributions, buy-back redemptions or certain payments on certain debt); restrictions on subsidiary distributions; investments, mergers and acquisitions; sales of assets (including subsidiary interests); sales and lease-backs; capital expenditures; transactions with affiliates; conduct of business; amendments and waivers of organizational documents, junior indebtedness and other material agreements; changes to accounting or fiscal year; margin regulations; cancellation of indebtedness; activities in Panama; and changes in vessel flags, subject, in each case, to exceptions and baskets to be mutually agreed upon (including separate vessel financing to fund the construction of the (a) Deepwater Lay Vessel 2000 and (b) with the consent of the Administrative Agent, any other marine vessel).

BIC will not be subject to the representations and warranties, affirmative or negative covenants or events of default contained in the Loan Documents.

Annex B-7

Events of Default:	The Bridge Loan Agreement will include only the following events of default (subject to materiality thresholds and customary grace periods to be agreed): failure to make payments when due; defaults under other agreements or instruments of indebtedness; certain events under hedging agreements; noncompliance with covenants; inaccuracy of representations and warranties; bankruptcy; judgments in excess of specified amounts; ERISA; impairment of security interests in collateral; and invalidity of guarantees.

Conditions Precedent to Borrowing:	The several obligations of the Lenders to make the Bridge Loans will be subject solely to the conditions precedent referred to in Section 2 of the Commitment Letter and listed on Annex C attached to the Commitment Letter.

Assignments and Participations:

Each of the Lenders may assign all or (subject to minimum assignment amount requirements) any part of its Bridge Loans to its affiliates (other than natural persons or Disqualified Lenders) or one or more banks, financial institutions or other entities that are Eligible Assignees (to be defined in the Bridge Loan Agreement and to exclude Disqualified Lenders), that (except in the case of assignments made by or to Goldman Sachs) are reasonably acceptable to the Administrative Agent, such consent not to be unreasonably withheld or delayed; provided that, with respect to any assignment of Bridge Loans if, subsequent thereto, the Arranger and its affiliates would hold, in the aggregate, less than 50.1% of the outstanding Bridge Loans, the Arranger shall consult with the Borrower prior to such assignment (but, for the avoidance of doubt, the consent of the Borrower shall not be required in connection with such assignment). The specification of any entity as a Disqualified Lender pursuant to the proviso to the definition of such term after the Closing Date shall not apply retroactively to disqualify any entities that have previously acquired any Bridge Loans. The Administrative Agent shall make available to any Lender, upon such Lender’s request, the list of the Disqualified Lenders. Notwithstanding the foregoing, no restrictions on assignments of the Bridge Loans (including consultation rights) shall apply upon the occurrence of a Demand Failure Event.

Upon such assignment, such Eligible Assignee will become a Lender for all purposes under the Loan Documents; provided that assignments made to affiliates and other Lenders will not be subject to the above described consent or any minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment (except in the case of assignments made by or to Goldman Sachs). The Lenders will also have the right to sell participations (other than to natural persons), without restriction, subject to customary limitations on voting rights, in their respective Bridge Loans.

Annex B-8

Requisite Lenders:	Amendments and waivers will require the approval of Lenders holding more than 50% of the Bridge Loans then outstanding (“Requisite Lenders”), provided that, in addition to the approval of Requisite Lenders, no amendment may (a) extend the maturity of any Bridge Loan or change the time of payment of interest on any Bridge Loan, (b) reduce the rate of interest or the principal amount of any Bridge Loan, (c) alter the pro rata sharing provisions of any Bridge Loan or (d) reduce the percentage of holders necessary to modify or change the Bridge Loans, in each case without the consent of each Lender directly and adversely affected thereby.

Yield Protection:	The Loan Documents will contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and capital requirements (or their interpretation), illegality, unavailability and other requirements of law and from the imposition of or changes in certain withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Rate loan on a day other than the last day of an interest period with respect thereto. For all purposes of the Loan Documents, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder, but solely to the extent the relevant increased costs would have been included if they had been imposed under applicable increased cost provisions and only to the extent the applicable Lender is requiring reimbursement therefor from similarly situated borrowers under comparable syndicated credit facilities, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Loan Documents (it being understood that requests for payments on account of increased costs resulting from market disruption shall be limited to circumstances generally affecting the banking market and when the Required Lenders have made a request therefor). The Loan Documents will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever. Lenders will furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

Indemnity:	The Loan Documents will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Arranger, the Administrative Agent, the Lenders and the Borrower.

Annex B-9

Governing Law and Jurisdiction:	The Loan Documents will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Administrative Agent or the Collateral Agent (to be defined in the Loan Documents) requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and will waive any right to trial by jury. New York law will govern the Loan Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Counsel to the Arranger and Administrative Agent:	Milbank, Tweed, Hadley & McCloy LLP.

The foregoing is intended to summarize certain basic terms of the Bridge Facility. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Bridge Facility; provided that any additional terms shall be consistent with the terms set forth in the Commitment Letter and acceptable to Goldman Sachs and the Borrower.

Annex B-10

EXHIBIT 1 TO ANNEX B

McDermott International, Inc.

Summary of Exchange Notes

Exchange Notes

At any time on or after the first anniversary of the Closing Date, upon five or more business days prior notice, Bridge Loans may, at the option of a Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Bridge Loans so exchanged. At a Lender’s option, Exchange Notes will be issued directly to its broker-dealer affiliate or other third party designated by it, upon surrender by the Lender to the Borrower of an equal principal amount of Bridge Loans. No Exchange Notes will be issued until the Borrower receives requests to issue at least $100.0 million in aggregate principal amount of Exchange Notes. The Borrower will issue Exchange Notes under an indenture (the “Indenture”) that would be able to comply with the Trust Indenture Act of 1939, as amended (the “TIA”), if the Exchange Notes were issued pursuant to a registered offering, subject to customary exceptions or differences for the Rule 144A “for life” nature of the Exchange Notes and excluding provisions of the TIA that would otherwise be applicable as a result of the secured nature of the Exchange Notes. At the reasonable request of the Arranger, the form of the Indenture will be attached as an exhibit to the Bridge Loan Agreement.

Final Maturity:	Same as Bridge Loans.

Guarantors and Security:	Same as Bridge Facility.

Interest Rate:	Each Exchange Note will bear interest at a fixed rate equal to the Total Cap then in effect (plus default interest, if any). Interest will be payable semiannually in arrears.

Additional default interest on all amounts outstanding will accrue at the applicable rate plus two percentage points (2.00%) per annum.

Optional Redemption:	Each Exchange Note will be callable at par plus accrued interest to the date of repayment plus the Applicable Premium. The “Applicable Premium” will be (a) a make-whole premium based on the applicable treasury rate plus 0.50% during the first two years following the Closing Date, (b) 50.0% of the interest rate on the Exchange Notes in year three following the Closing Date, (c) 25.0% of the interest rate on the Exchange Notes in year four following the Closing Date and (d) zero in the year prior to the maturity of the Exchange Notes.

In addition, prior to the second anniversary of the Closing Date, up to 40% of the original principal amount of the Exchange Notes may be redeemed from the proceeds of a qualifying equity offering by the Borrower at a redemption price equal to par plus the coupon and accrued interest.

Defeasance Provisions of Exchange Notes:	Customary for an indenture governing senior secured high yield debt securities.

Modification:	Customary for an indenture governing senior secured high yield debt securities.

Change of Control:	Customary for an indenture governing senior secured high yield debt securities, at 101%.

Covenants:	The Indenture will include covenants similar to those contained in an indenture governing senior secured high yield debt securities; provided that the Exchange Note covenants may be more restrictive in certain respects in a manner reflective of market conditions for senior secured high yield debt securities of similarly situated issuers.

Events of Default:	The Indenture will provide for Events of Default similar to those contained in an indenture governing senior secured high yield debt securities.

The foregoing is intended to summarize certain basic terms of the Exchange Notes. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Exchange Notes; provided that any additional terms shall be consistent with the terms set forth herein and acceptable to Goldman Sachs and the Borrower.

Exhibit 1-2 to Annex B

ANNEX C

McDermott International, Inc.

Summary of Conditions Precedent to the Bridge Facility

This Summary of Conditions Precedent sets forth, together with the conditions set forth in Section 2 of the Commitment Letter, the only conditions precedent to the Bridge Facility referred to in the Commitment Letter, of which this Annex C is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

A.	CONDITIONS PRECEDENT TO THE BRIDGE FACILITY

1.	Concurrent Transactions: Concurrently with the initial funding under the Bridge Facility, all loans and other amounts outstanding under the Revolving Credit Agreement shall be repaid in full, all letters of credit outstanding thereunder shall be cash collateralized, all commitments relating thereto shall be terminated, and all liens or security interests related thereto shall be terminated or released, in each case on terms satisfactory to the Arranger. After giving effect to the initial funding under the Bridge Facility, the only debt for borrowed money of the Borrower and its subsidiaries shall be the Bridge Facility, the Notes, the Term Loans, any separate vessel financing to fund the construction of the Deepwater Lay Vessel 2000 and the other indebtedness of the Borrower and its subsidiaries disclosed under “Item 8 — Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements — Note 3—Long-Term Debt and Notes Payable” in the Draft 10-K (other than the Revolving Facility). The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects, and no default or event of default under the Loan Documents shall have occurred and be continuing or would result from the initial funding of the Bridge Facility.

2.	Financial Statements. The Arranger or a representative thereof shall have received (a) on March 3, 2014, audited financial statements of the Borrower and its subsidiaries for the fiscal year ended December 31, 2013 and (b) as soon as internal financial statements are available to the Borrower, unaudited financial statements for any monthly period of the Borrower ended after the date of the most recent audited financial statements and more than 30 calendar days prior to the Closing Date.

3.	Payment of Fees and Expenses. All costs, fees, expenses (including, without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Commitment Letter, the Fee Letter with respect to the Bridge Facility and the Letter Agreement payable to the Arranger, the Administrative Agent or the Lenders shall have been paid to the extent due. The Borrower shall have complied with all of its obligations under the Fee Letter with respect to the Bridge Facility (excluding its obligations with respect to Permanent Debt).

4.

Customary Closing Documents. The Borrower shall have delivered the following customary closing documents: (a) prior written notice of borrowing, legal opinions, corporate records and documents from public officials, lien searches and officer’s certificates; (b) customary payoff letter regarding the repayment of all outstanding amounts under the Revolving Credit Agreement; (c) evidence of authority; (d) all documents and instruments required to perfect the Administrative Agent’s security interest in the Collateral; (e) satisfactory commitments for title insurance; (f) with respect to each marine vessel included in the Collateral, (i) evidence of ownership, (ii) confirmation of class certificates, (iii) certificates of registries documentation and

(iv) appraisals, (g) evidence of insurance and (h) a solvency certificate from the chief financial officer of the Borrower in a form substantially similar to the solvency certificate delivered pursuant to Section 3.1(g) of the Revolving Credit Agreement at the closing of the Revolving Facility; provided that, if the Loan Parties shall have used commercially reasonable efforts to cause account control agreements and marine vessel mortgages to be delivered on the Closing Date (and, notwithstanding such use of commercially reasonable efforts, such documents cannot be delivered on the Closing Date), the account control agreements with respect to deposit and securities accounts that are required to be subject to the control of the Administrative Agent (other than the L/C Account and the Loan Proceeds Account) and the marine vessel mortgages (other than with respect to the DB 32 and the DB 50) may be delivered within a necessary and appropriate period after the Closing Date; provided, further, that, in any event, the security interest of the Administrative Agent in the L/C Account and the Loan Proceeds Account and in the DB 32 and the DB 50 shall be perfected on the Closing Date. The Arranger will have received at least three business days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent that such information was requested by the Arranger at least 10 business days prior to the Closing Date.

5.	Prior Marketing of Permanent Debt. The Borrower shall have provided each of the Arranger and the Financial Institution with (a) if the Borrower has extended the Expiration Date in accordance with clause (b) of the definition of such term, not later than the date that is 12 consecutive business days prior to the Expiration Date, the information necessary to prepare the Confidential Information Memorandum and the Lender Presentation (the “Required Bank Information”) and (b) not later than the date that is 5 consecutive business days prior to the Expiration Date, a customary preliminary offering memorandum relating to the offering of the Notes suitable for use in a customary “high-yield road show” that contains all information (relating to the Borrower and its subsidiaries) customarily included in offering memoranda used in Rule 144A “for life” offerings (including a business discussion, financial statements and other business and financial data of the type and substance required in a registered offering pursuant to Regulation S-X and Regulation S-K under the Securities Act of 1933 (other than Sections 3-10 and 3-16 of Regulation S-X), but excluding the plan of distribution and a “description of notes” (it being understood that the Borrower shall use commercially reasonable efforts to negotiate and finalize such “description of notes”)), which preliminary offering memorandum will be in a form that will enable the independent registered public accountants of the Borrower to render customary “comfort letters” (including customary “negative assurances”) (the “Required Bond Information”). The Arranger and the Financial Institution shall have been afforded a period of at least (i) in the case of the Term Loans, if the Borrower has extended the Expiration Date in accordance with clause (b) of the definition of such term, 12 consecutive business days and (ii) in the case of the Notes, 5 consecutive business days, following receipt by the Arranger and the Financial Institution of the Required Bank Information or the Required Bond Information, as applicable, to seek to market the Term Loans and/or the Notes. In connection with the marketing of the Term Loans and/or the Notes, as applicable, to the extent requested by Goldman Sachs, senior management of the Borrower shall have participated in the Marketing Activities. “Marketing Activities” means (x) in connection with the marketing of the Term Loans, to the extent applicable, a customary lenders’ meeting and a reasonable number of one-on-one meetings or conference calls with prospective lenders and (y) in connection with the marketing of the Notes, a customary “high yield roadshow” and a reasonable number of one-on-one meetings or conference calls with prospective investors.

Annex C-2